UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2007

STANDARD MICROSYSTEMS CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-7422	11-2234952
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

80 Arkay Drive, Hauppauge, New York		11788-3728
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	631 434-6300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal Year 2008 Executive Bonus Plan Participation Levels and Metrics

On April 23, 2007 the Compensation Committee of the Board of Directors (the "Committee") and the Board of Directors (the "Board") of the Registrant approved the Registrant's Management Incentive Plan ("MIP") for fiscal year 2008. As part of this process the Committee and the Board approved target bonus amounts for the Chief Executive Officer and other executive officers expected to be named in the Registrant's proxy statement for its 2007 annual meeting of stockholders (collectively the "NEOs") scheduled to take place on July 17, 2007. Expressed as a percentage of salary, the target bonuses available to be earned by the NEOs, including possible increases for over achievement of goals as described below, range from 44.8% to 158.7% of base salary. The Committee also approved the performance metrics that will be used to determine the amount of fiscal year 2008 bonus awards for the NEOs and other executive officers under the MIP.

Under the terms of the MIP, one-third of an employee's bonus is based on achieving a revenue objective, and one-third is based on achieving a non-GAAP net income objective. In calculating these measurers, the Committee includes those items that it believes reflect the operating performance of the Company. Thus, the MIP does not require these measures to be GAAP financial measures. If a minimum threshold level less than the objective is achieved, bonuses will be awarded at 60% of the target amount and prorated for results between the minimum threshold and the objective. The remaining one-third of the bonus is based on certain strategic goals that will be defined by the Committee and are expected to be submitted for approval to the Board at its July 2007 meeting. The strategic element of the bonus can be adjusted by the Committee for individual performance. Participants in the MIP can have their bonus under each of the revenue and net income components increased by an additional 20% of the respective bonus target if a certain upside performance is achieved. The bonus will be prorated for results between the objective and the upside performance. Bonus targets for product line personnel are treated in a slightly different manner. Product line personnel will have two-thirds of the revenue and non-GAAP net income portions of their goals replaced by objectives more focused on their product line responsibilities as established by the Chief Executive Officer. No product line personnel are currently executive officers.

The portion of the bonus relating to revenue and net income objectives, excluding any increase due to exceeding the objective, are to be paid 75% in restricted stock and 25% in cash. Restricted stock awards vest 25% after each of the first two years after the date of the grant and the remaining 50% after the third year from the date of the grant. The restricted stock will be earned quarterly based on fiscal year-to-date achievement. The restricted stock portion of this bonus is adjusted for final full year-end results so that if the quarterly bonuses are not earned for failure to meet quarterly objectives, but the yearly objective is met, then the full restricted stock award will be made at year-end. The cash portion will be paid out after the end of the fiscal year based on full-year results. The strategic portion of the bonus and any increase due to exceeding objectives are paid in cash after the end of the fiscal year. All restricted stock awards under the MIP are approved by the Committee.

The form of the MIP award for executive officers is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1* Form of fiscal year 2008 Management Incentive Plan award.

* Indicates a management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MICROSYSTEMS CORPORATION

April 27, 2007	By:	/s/David S. Smith

Name: David S. Smith
Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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Exhibit Index

Exhibit No.	Description

10.1	Form of fiscal year 2008 Management Incentive Plan award.